Exhibit 4.4

OPTION AGREEMENT

THIS AGREEMENT dated the 7 day of February, 2006.

BETWEEN:

Allen Harvey	Francis La Roche, of
Box 67	2589 Thomson Drive
Clinton, British Columbia	Kamloops, British Columbia
VOK 1K0	V2C 4L5

(hereinafter collectively called the “Optionors”)

OF THE FIRST PART

AND:

Anglo-Canadian Uranium Corp., of
Suite 1150-355 Burrard Street
Vancouver, British Columbia
V6C 2G8

(hereinafter called the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.

The Optionors arc the beneficial and recorded owners of an undivided 100% interest in 6 mineral claims (the “Claims”) as more particularly described in Schedule “A” attached hereto, known as the Skoonka Creek property situated Lillooet Mining Division in the Province of British Columbia; and

B.

The Optionors have agreed to grant an option to sell an undivided 100% interest in and to the Claims to the Optionee upon the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the representations, warranties, covenants and agreements herein contained, the Optionors hereby gives and grants to the Optionee the sole and exclusive option (“Option”) to purchase an undivided 100% interest in and to the Claims subject to the following terms and conditions:

1.1

The Options shall be irrevocable and shall be open for exercise by payment by the Optionee to the Optionors as follows:

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(a)

the payment of the sum of $20,000 to the Optionors within three business days of the Optionee receiving approval from the TSX Venture Exchange to the terms of this Agreement (“Approval Date”);

(b)

the payment of the sum of $20,000 to the Optionors one year from the Approval Date.;

(c)

the payment of the sum of $30,000 to the Optionors two years from the Approval Date;

(d)

the payment of the sum of $40,000 and 300,000 shares of the Optionee three years from the Approval Date or at the election of the Optionee $300,000 instead of the 300,000 shares of the Optionee;

(e)

the payment of the sum of $600,000 or 400,000 shares in the capital of the Optionee at the election of the Optionee payable within six months of the commencement of commercial production from the Claims;

(f)

the issuance of a total of 700,000 shares in the capital of the Optionee to be issued as follows:

(i)

100,000 shares to the Optionors on the Approval Date;

(ii)

100,000 shares to the Optionors upon the first anniversary date of the Approval Date;

(iii)

200,000 shares to the Optionors upon the second anniversary date of the Approval Date;

(iv)

300,000 shares to the Optionors upon the third anniversary date of the Approval Date.

1.2

Upon the Optionee making the payments set out in paragraphs 1.1(a), (b), (c), (d), and (e) and issuing the shares ass set out in paragraph 1.1(e) and (f) hereof the Option shall be deemed to have been exercised and the Optionee shall have earned an undivided 100% interest in the Claims.

2.1

The Optionee acknowledges that its interest in the Claims shall be subject to a royalty or charge in the amount of two percent (2%) of Net Smelter Return payable to, the Optionors.

2.2

For the purpose of this clause “Net Smelter Returns” shall mean the actual proceeds received by the Optionee from a smelter or other place of sale or treatment in respect of all ore removed by the Optionee from the Claims as evidenced by its returns or settlement sheets after deducting from the said proceeds all freight or other transportation costs from the Claims, to the smelter or other place of sale or treatment but without any other deduction whatsoever. Net Smelter returns due and payable to the Optionors hereunder shall be paid within sixty days after receipt of the said actual proceeds by the Optionee. Within ninety days after the end of each fiscal year during which ay ore was shipped from the Claims the records relating  to the calculation of Net Smelter Returns  during that fiscal year shall be delivered to the Optionors, upon written  request, who shall have sixt ydays after receipt of such statements to question their accuracy and failing such question, the statements shall be deemed correct. The Optionors or his representative duly appointed in writing shall have the right at all reasonable times upon written request to inspect such books and financial records of the Optionee as are relevant to the determination of Net Smelter Returns and at his own expense to make copies thereof.

2.3

The Optionee shall have the right to purchase the 2% Net Smelter Returns Royalty at any time by the payment to the Optionors of the sum of $1,00,000 per 1% of the Net Smelter Return Royalty.

3.1

Any cash payment of cash, issuance of shares or payment of royalty required to be made pursuant to the

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terms of this Agreement shall be made payable as to 50% to each of the Optionors and delivered in the manner for the giving of notice as herein provided.

4.1

During the term of this Agreement the Optionee shall have the exclusive possession and control of the Claims and the right by its employees, agents, or contractors to explore, prospect, examine and develop the Claims in such a manner as the Optionee, in its sole discretion shall decide and based on professional geological recommendations.

5.1

The Optionors represent and warrant that they are the beneficial and recorded owners of an undivided 100% interest in and to the Claims free and clear of all liens, charges and encumbrances and conflicting claims and rights of whatsoever nature and kind, that the Claims are in good standing and that they have hill power, absolute authority and capacity to enter into this Agreement without obtaining the consent of any other person or body corporate and that no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Claims or an interest therein save as might be expressly set out herein.

5.2

The Optionee represents and warrants to the Optionors it is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated herein.

6.1

The Optionors agree to execute and deliver to the Optionee such bills of sale, transfers or other documentation required to transfer an undivided 100% interest in and to the Claims to the Optionee upon the exercise of the Option. The Optionee has the right to record documentation with the appropriate governmental agency to record its interest in and to the Claims pursuant to the terms of this Agreement.

7.1.

During the currency of this Agreement the Optionee agrees to:

(a)

keep the Claims flee and clear of all liens and encumbrances arising from its operations hereunder and in good standing by doing and filing all necessary work and payment of all taxes required to be paid and by doing all other acts and things and making all other payments required to be made which may be necessary in that regard; and

(b)

conduct all work on or with respect to the Claims in a careful and minerlike manner and in accordance with the applicable laws of the Province of British Columbia and indemnif5’ and save the Optionors harmless from any and all claims, suits or actions made or brought against the Optionors as a result of work done by the Optionee on or with respect to the Claims.

8.1

The Option shall forthwith terminate:

(a)

upon the failure of the Optionee to make any of the payments or issue any shares as specified in paragraph 1 hereof by the dates specified;

(b)

upon the Optionee giving notice of termination to the Optionors; or

(c)

upon the expiration of thirty days after service of notice to the Optionee in writing by the Optionors of a breach by the Optionee of any condition or covenant herein contained to be observed or performed, if such breach has not theretofore been rectified.

8.2

Upon termination of the Option all obligations or liabilities hereunder of whatever nature of the parties shall cease and determine except for the obligation of the Optionee to leave the Claims free and clear of any liens, charges or encumbrances arising from its work thereon, or for materials or supplies delivered thereto at its request. The Optionee shall have the right for ninety days thereafter to remove any machinery, equipment or supplies brought on to the Claims by it.

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8.3

In the event the Optionee terminates the Option, the Optionee shall, forthwith transfer any interest it has in the Claims to the Optionors for the sum of $10.00.

9.

The rights of neither party shall be prejudiced by events beyond a party’s reasonable control, including, without limiting, environmental restrictions or approvals, the exigencies of nature, government and acts of God particularly as they may affect exploration and development of the Claims but excluding the want of funds. All times herein provided for shall be extended by the period necessary to cure any such event and the party affected shall use all reasonable means to do so promptly. Each party agrees to cooperate with the other in applying for and obtaining all required federal, territorial, provincial and other governmental approvals.

10.

The data and information coming into the possession of the Optionors by virtue of this Agreement shall be kept confidential and shall not be disclosed to third parties without the written consent of the Optionee.

11.

Nothing in this Agreement shall be deemed to constitute the Optionors the partner of the Optionee except as specifically provided the agent of the other. Each party agrees to indemnify’ and hold the other harmless from and against the breaches of its representations~ warranties, or agreements hereunder and from and against any negligent or intentional acts by it or any of its officers, agents or employees.

12.

Time shall be of the essence of this Agreement and should the parties fix new dates for the performance of any obligation time shall thereafter again be of the essence of this Agreement.

13.

The Optionors and the Optionee acknowledge this Agreement and the issuance of any shares in the capital of the Optionee are subject to the approval of all necessary regulatory authorities including the TSX Venture Exchange as applicable and agree to promptly comply with all conditions and requirements which may be required by such regulatory authorities.

14.

This Agreement shall be construed with and governed by the laws of the Province of British Columbia. All references herein to sums of money shall be deemed to refer to Canadian funds.

15.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by pre-paid registered post to the other party at its address set forth in the beginning of this Agreement and if so delivered shall be deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal delivery day following the date of mailing.

16.

The Optionors will indemnitY and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement, or condition made by them and contained in this Agreement. The Optionors acknowledge and agree that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

17.

This Agreement represents the complete understanding of the parties and shall not be deviated front except by a further written agreement. Each party agrees to execute further documents necessary to give effect to this Agreement.

18.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

19.

Consent to the Disclosure Information. The Optionors acknowledges and consents to the release by the Optionee of certain information regarding the Optionors including the Optioners’ names, addresses, telephone numbers and, if applicable, information regarding beneficial ownership of the Optionors, in compliance with securities regulatory policies to regulatory authorities. The purpose of the collection of the information is to ensure the Optionee will be able to issue shares to the Optionors in compliance with

07 /0 2/2 006

applicable Canadian securities laws and to have the information required to be provided in documents required to be filed with the TSX Venture Exchange and with securities regulatory authorities under applicable securities laws. The contact information for the officer of the Optionee who can answer questions about this collection of information is as follows:

Leonard J. Harris, President

Anglo-Canadian Uranium Corp.

Suite 1150_355 Burrard Street

Vancouver, British Columbia V6C 2G8

Telephone: 604-669-6807

Facsimile: 604-669-5715

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

/S/ Francis La Roche
Allen Harvey	Francis La Roche

ANGLO-CANADIAN URANIUM COPR.

Per:
Authorized Signatory

07/02 12006

ANGLO-CANADIAN URANIUM CORP.

SCHEDULE “A”

Name of Mineral Claim	Tenure Number	Number of Cells
Bootahnie 1	506076	20
Boothahnie 2	506080	20
Bootahnie 3	506087	20
B 4	506341	18
B 5	506342	12
B 6	506343	6

These claims are all situated in the Lillooet Mining Division in the Province of British Columbia.

07/02/2006

AMENDMENT TO OPTION AGREEMENT

DATED FFABRUARY 7,2006

THIS AGREEMENT dated the 2nd day of March, 2006.

BETWEEN;

ALLEN HARVEY of Box 61. Clinton, British Columbia, VOK 1K0; and

FRANCIS LA ROCHE of 2589 Thomson Drive, Kamloops, British Columbia, V2C 415

(herein collectively after called the “Optionors”)

OF THE FIRST PART

AND.

ANGLO-CANADIAN URANIUM CORP., of Suite 1150, 355 Burrard Street, Vancouver, British Columbia, V6C 2G8

(herein after called the “Optionee”)

OF THE SECOND PART

WHEREAS:

A

The Optionors are the beneficial and recorded owners of an undivided 100% interest in seven mineral claims (the “Claim?) as more particularly described in Schedule ~A attached hereto, situated adjacent to the Optionee’s Skoonka Creek Property in the Lillooet Mining Division in the Province of British Columbia;

B.

The Optionors granted the Optionee an option (the “Option”) to purchase the Skoonka Creek Property from the Optionors pursuant to the option agreement (the “Option Agreement’) dated February 7, 2006; and

C.

The Optionors and Optionee are desirous of a mending the terms the Option Agreement by adding the Claims to the Skoonka Creek. Property and making the Claims subject to the terms and conditions of the Option Agreement upon the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WITNISSETH that in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto have agreed and do hereby agree as follows;

1.

Paragraph 1.1 of the Option Agreement .is hereby deleted and replaced with the following:

KLE\032101\ SKOONKA PROPERTY\5536

“1.1

 The Option shall be irrevocable and shall be open for exercise by payment by the Optionee to the Optionors as follows:

(a)

the payment of the sum of $3 5,0(0 to the Optionors within three business day. of the Optionee receiving approval from the TSX Venture Exchange to the terms of this Agreement (‘Approval Date”);

(b)

the payment of the sum of $20,000 to the Optionors one year from the Approval Date;

(c)

the payment of the sum of $30,000 to the Optionors over two years form the Approval Date:

(d)

the payment of the sum of $40,000 and 300,000 shares of the Optionee three years from the Approval Date or at the election of the Optionee $300,000 instead  of the 300,000 shares of the Optionee,

(e)

the payment of the sum of $600,000 or 400,000 shares in the capital of the Optionee or the election of the Optionee payable within six months of the commencement of commercial production from the Claims;

(f)

the issuance of a total of 700,000 shares in the capital of the Optionee to be issued as follows:

(i)

200,000 shares to the Optionors on the Approval Date.

(ii)

100.000 shares to the Optionors upon the first anniversary date of the Approval Date,

(iii)

200,000 shares to the Optionors upon the second anniversary date of tie Approval Date; and

(iv)

300,000 shares to the Optionors upon the anniversary date of the Approval Date.’

2

Schedule “A” of the Option Agreement is amended by adding the Claims to Schedule “A of the Option Agreement that are set out in Schedule ‘A’ to this Agreement

3.

All other terms of the Option Agreement remain in full force and effect.

4.

This Agreement shall be construed with and governed by the laws of the Province of British Columbia, All references herein to sums of money shall be deemed to refer to Canadian hinds.

5

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

KLE\032101\SKOONKA PROPERTY\5536

/S/ Allen Harvey	/S/ Francis La Roche
Allen Harvey	Francis La Roche

ANGLO-CANADIAN URANIUM COPR.

Per:
Authorized Signatory

KLE\032101\SKOONKA PROPERTY\5536

ANGLO-CANADIAN URANIUM CROP.

SCHEDULE “A”

Name of Mineral Claim	Tenure Number
B7	527184
B8	527310
B9	527311
B10	528410
SKOONKA 1	527372
SKOONKA 2	527375
SKOONKA 3	527974

These claims are all situated in the Lillooet Mining Division in the Province of British Columbia.

KLE\032101\SKOONKA PROPERTY\5536